Exhibit 10.1

Guidelines for Issuance of Fiscal 2005 Restricted Share Awards
Adopted by the Human Resources Committee of the Board of Directors
of MGP Ingredients, Inc.

RECITALS:

1.             MGP INGREDIENTS, INC. has adopted the Stock Incentive Plan of 2004 (the “Plan”).

2.             Under the provisions of Section 5 of the Plan, the Committee may grant Stock Incentives in the form of Stock Awards.

3.             Under the provisions of the Plan, the Committee may provide for Stock Awards in the form of restricted shares (herein “Restricted Shares”) to such eligible persons as may be selected by the Committee in its discretion.

                Pursuant to the authority granted to it under the provisions of Section 13(c) of the Plan, the Committee adopts the following guidelines with respect to the issuance in 2004 of Stock Awards in the form of Restricted Shares.

A.            Terms of Awards of Restricted Shares.  Restricted Shares awarded under the Plan in 2005 are subject to the following terms and conditions.

                                (i)            Number of Shares.  The number of shares issued to a Participant pursuant to a Stock Award in the form of Restricted Shares shall be as determined by the Committee.

                                (ii)           Vesting.  Subject to the provisions of paragraphs C and D of these Guidelines, Restricted Shares issued as Stock Awards under the Plans shall vest (i.e., become owned by the Participant without a substantial risk of forfeiture) only upon either (a) the Participant’s completion of seven (7) full years of employment with the Company, commencing on July 1, 2004 and ending on June 30, 2011, or (b) (1) the Participant’s completion of three (3) full years of employment, commencing on July 1, 2004 and ending on June 30, 2007 and (2) the satisfaction by the Company of a Performance Measure, as specified below, established by the Committee (the “Restriction Period”).

                                (c)           Performance Measure.  The Performance Measure shall be earnings per share on a cumulative basis over the period beginning on July 1, 2004 and ending on June 30, 2007 in the amount established by the Committee on or prior to the date of the 2005 Stock Awards.  The Company’s earnings per share shall be determined by the independent accounting firm regularly engaged by the Company and, except as follows,  shall be determined in accordance with generally accepted accounting principles.  The Committee may determine whether the calculation of earnings per share should include or exclude any unusual or non-

recurring item or be adjusted to reflect any unusual or non-recurring event, such as an acquisition, divestiture, change in accounting principles or tax regulations. Without limiting the foregoing, in the event of a sale by the Company of shares of its stock, a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee may make such equitable adjustments, designed to protect against dilution or enlargement, as it may deem appropriate with respect to the Performance Measure.

B.            Forfeiture.  Except as provided in paragraph C, if the employment of the Participant to whom Restricted Shares has been issued terminates for any reason prior to the end of the Restriction Period, such Restricted Shares shall be immediately forfeited by such Participant and cancelled by the Company.

C.            Further Conditions on Vesting and Forfeiture.

                                                (i)            In the event of a Participant’s death, Disability, Retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after one year from the date of grant specified in the agreement evidencing the Stock Award but prior to June 30, 2007,  the Restricted Shares issued to such Participant shall vest, on the date the Committee determines that the Performance Measure has been met, as to the number of Restricted Shares issued to such Participant multiplied by a fraction, the numerator of which shall equal the number of months (including fractional months as full months) that such Participant was employed by the Company, commencing as of July 1, 2004 and ending on  the date of termination of employment, and the denominator of which shall be thirty-six.  The balance of Restricted Shares issued to such Participant shall be forfeited by the Participant and cancelled by the Company. Pending determination by the Committee that the Performance Measure has been met, the provisions of paragraph E below shall continue to apply.

                                                (ii)           If the Performance Measure is not attained, then, in the event of a Participant’s death, Disability, Retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the Stock Award but prior to June 30, 2011, the Restricted Shares issued to such Participant shall vest on the date of termination as to the number of Restricted Shares issued to such Participant multiplied by a fraction, the numerator of which shall equal the number of months of employment (including fractional months as full months) that such Participant was employed by the Company, commencing as of July 1, 2004 and ending on the date of termination of employment, and the denominator of which shall be eighty-four.  The balance of Restricted Shares issued to such Participant shall be forfeited by the Participant and cancelled by the Company.

                                                (iii)          Any Restricted Shares shall become fully vested in the Participant in the event of a Change of Control, as defined in the Plan.

                                                (iv)          As used herein,  the term “Disability” shall mean the inability of a Participant to perform substantially such Participant’s duties and responsibilities due to a physical or mental condition that would entitle such Participant to benefits under the Company’s Long-Term Disability Plan (or any successor to the plan in effect on the date of adoption of these Guidelines) or, if no such plan is in effect, such condition as would enable the Participant to receive an award for permanent and total disability from the Social Security Administration, and the term “Retirement” means the attainment by the Participant of age 62.

                                                (v)           The Committee’s determinations to permit vesting in the event of involuntary terminations of employment without cause need not be uniform and may be made selectively among participants, whether or not such participants are similarly situated.

D.            Issuance of Restricted Shares.  A certificate or certificates representing the number of shares awarded as a Stock Award in the form of Restricted Shares shall be issued from the Company’s treasury shares and registered in the Participant’s name and may bear substantially the following legend:

                                “The shares evidenced by this Certificate have been issued pursuant to the MGP Ingredients, Inc. Stock Incentive Plan of 2004 and a related agreement (the “Agreement”) between the Company and the registered holder.  The holder’s rights are subject to the restrictions, terms and conditions of the Plan and to the Agreement, which restricts the transfer of the shares and subjects them to forfeiture to the Company under the circumstances referred to in the Agreement.  This legend may be removed when the holder’s rights to the shares vest under the Agreement.”

All certificates so registered in the Participant’s name shall be deposited with the Company, together with stock powers or other instruments of assignment, each endorsed in blank with a guarantee of signature deemed appropriate by the Company which would permit transfer to the Company of all or a portion of the Restricted Shares in the event such award is forfeited in whole or in part.  Upon vesting and provision for taxes required to be withheld, such certificate or certificates evidencing unrestricted ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such Stock Award.

E.             Rights with Respect to Restricted Shares.  The holder of an award of Restricted Shares shall have the following rights of a stockholder of the Company: voting rights and the right to receive dividends during any applicable Restriction Period.

F.             Non-Assignability.  Except as may be permitted by the Plan, until they have vested, Restricted Shares may not, by operation of law or otherwise, be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the holder thereof or be subject to execution, attachment or other legal process.

G.            Provisions of Plan Apply.  Even though not set forth herein or in any related grant agreement, the provisions of the Plan applicable to Stock Awards, including those relating to adjustment of Stock Awards, shall apply to Restricted Shares.

H.            Taxes.    No certificates evidencing ownership of shares shall be delivered to the holder of a Stock Award upon vesting until the holder makes such provision as the Company deems appropriate for the payment of any taxes which the Company may withhold in connection with the vesting of such Stock Award.   Withholding taxes resulting from vesting of Stock Awards may be settled with cash or shares of the Company’s Common Stock in accordance with the following guidelines.

                                                (i)            Holders may deliver to the Company a personal check satisfactory to the Company in the amount of the tax liability.

                                (ii)           Holders may elect to pay the tax liability in shares of the Company’s Common Stock  by directing the Company to withhold from the number of shares to be delivered upon vesting that number of shares equal to the amount of the tax liability divided by the fair market value (as defined by the Plan) of one share of the Company’s common stock on the date  the tax to be withheld is to be determined (the “Tax Date”); or

                                                (iii)          Holders may elect to pay the tax liability in shares of the Company’s Common Stock by delivering to the Company good and marketable title to that number of shares of Mature Stock (as defined in the Plan) owned by the holder as shall equal the amount of the tax liability divided by the fair market value of one share of the Company’s common stock on the Tax Date.

                                                (iv)          If a holder does not notify the Company on or before the Tax Date as to the manner the holder wishes to provide for withholding taxes, the Company may, without notice to the holder, satisfy its withholding obligations as provided in clause (ii) above or any other manner permitted by law.

                                                (v)           No fractional shares will be issued in connection with any election to satisfy a tax liability by paying in shares.  The balance of any tax liability representing a fraction of a share will be settled in cash by the Participant.

                                                (vi)          The amount of tax which may be paid  pursuant to a stock payment election under clause (ii), (iii) or (iv) above  will be the Company’s minimum required federal (including FICA and FUTA) and state withholding amounts at the time of the election to pay the taxes with surrendered or withheld shares.

                                                (vii)         The foregoing provisions  relating to the use of stock to satisfy obligations may be unilaterally revised by the Committee from time to time to conform the same to any applicable laws or regulations

The undersigned Secretary of MGP Ingredients Inc. does hereby certify that the foregoing Guidelines were adopted by the Human Resources Committee of the Board of Directors of the Company on December 1, 2005.

/s/ Marta Myers
Marta Myers, Secretary